Exhibit 99.5

Kansas City Southern

For the year ended December 31, 2020

Index to Consolidated Financial Statements

Page
Management’s Report on Internal Control Over Financial Reporting	2
Report of Independent Registered Public Accounting Firm on the Company’s Consolidated Financial Statements and Internal Control over Financial Reporting as of and for the three years ended December 31, 2020, 2019 and 2018	3
Consolidated Statements of Income for each of the Three Years in the period ended December 31, 2020	5
Consolidated Statements of Comprehensive Income for each of the Three Years in the period ended December 31, 2020	6
Consolidated Balance Sheets at December 31, 2020 and 2019	7
Consolidated Statements of Cash Flows for each of the Three Years in the period ended December 31, 2020	8
Consolidated Statements of Changes in Equity for each of the Three Years in the period ended December 31, 2020	10
Notes to Consolidated Financial Statements	11
Financial Statement Schedules:

All schedules are omitted because they are not applicable, are insignificant, or the required information is shown in the consolidated financial statements or notes thereto.

Management’s Report on Internal Control over Financial Reporting

The management of Kansas City Southern is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. KCS’s internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect material misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, based on the framework established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013) (commonly referred to as the COSO Framework). Based on its evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2020, based on the criteria outlined in the COSO Framework.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which immediately follows this report.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Kansas City Southern

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Kansas City Southern and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Direct Costs that are Capitalized to Self-Constructed Property and Equipment (including Concession Assets)

As described in Note 2 to the consolidated financial statements, the Company capitalizes costs for self-constructed additions and improvements to property including direct labor and material, indirect costs, and interest during long-term construction projects. Expenditures that significantly increase asset values, productive capacity, efficiency, safety, or extend useful lives are capitalized. As disclosed by management, direct costs are charged to capital projects based on the work performed and the material used. Management has a process in place to determine which costs qualify for capitalization, which requires judgment. For the year-ended December 31, 2020, the Company capitalized costs of $410.2 million.

The principal considerations for our determination that performing procedures relating to direct costs that are capitalized to self-constructed property and equipment (including concession assets) is a critical audit matter are (i) the significance of direct costs and complexities in self-constructed property and equipment (including concession assets); (ii) the significant judgment by management in determining whether direct costs qualify for capitalization; and (iii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating evidence related to the capitalization of direct costs.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the capitalization of direct costs to self-constructed property and equipment (including concession assets). These procedures also included, among others, selecting a sample of direct costs and (i) obtaining evidence to support the accuracy of capitalized additions to self-constructed properties based on the work performed and the material used and (ii) evaluating whether these costs qualify for capitalization.

/s/PricewaterhouseCoopers LLP

Kansas City, Missouri

January 29, 2021

We have served as the Company’s auditor since 2017.

Kansas City Southern and Subsidiaries

Consolidated Statements of Income

Years Ended December 31,

	2020	2019	2018

	(In millions, except share and per share amounts)
Revenues	$2,632.6	$2,866.0	$2,714.0

Operating expenses:
Compensation and benefits	476.5	529.1	495.7
Purchased services	198.1	219.2	200.7
Fuel	219.8	340.4	348.2
Mexican fuel excise tax credit	—	—	(37.7)
Equipment costs	85.8	108.6	126.1
Depreciation and amortization	357.9	350.7	346.7
Materials and other	260.9	262.9	265.9
Write-off of software development costs	13.6	—	—
Restructuring charges	17.0	168.8	—
Gain on insurance recoveries related to hurricane damage	—	—	(17.9)

Total operating expenses	1,629.6	1,979.7	1,727.7

Operating income	1,003.0	886.3	986.3
Equity in net earnings (losses) of affiliates	(1.4)	1.0	2.6
Interest expense	(150.9)	(115.9)	(110.0)
Debt retirement costs	—	(1.1)	(2.2)
Foreign exchange gain (loss)	(29.6)	17.1	7.8
Other income, net	2.1	1.0	2.4

Income before income taxes	823.2	788.4	886.9
Income tax expense	204.1	247.6	257.5

Net income	619.1	540.8	629.4
Less: Net income attributable to noncontrolling interest	2.1	1.9	2.0

Net income attributable to Kansas City Southern and subsidiaries	617.0	538.9	627.4
Preferred stock dividends	0.2	0.2	0.2

Net income available to common stockholders	$616.8	$538.7	$627.2

Earnings per share:
Basic earnings per share	$6.57	$5.42	$6.16

Diluted earnings per share	$6.54	$5.40	$6.13

Average shares outstanding (in thousands):
Basic	93,826	99,316	101,852
Effect of dilution	489	431	418

Diluted	94,315	99,747	102,270

See accompanying notes to consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31,

	2020	2019	2018

	(In millions)
Net income	$619.1	$540.8	$629.4

Other comprehensive income (loss):
Unrealized gain (loss) on interest rate derivative instruments, net of tax of $7.5 million, $(4.9) million and $1.0 million	28.1	(18.9)	2.6
Reclassification adjustment from cash flow hedges included in net income, net of tax of $0.5 million and less than $0.1 million	1.9	0.2	—
Foreign currency translation adjustments	(0.5)	0.5	0.1

Other comprehensive income (loss)	29.5	(18.2)	2.7

Comprehensive income	648.6	522.6	632.1
Less: comprehensive income attributable to noncontrolling interest	2.1	1.9	2.0

Comprehensive income attributable to Kansas City Southern and subsidiaries	$646.5	$520.7	$630.1

See accompanying notes to consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Balance Sheets

December 31,

	2020	2019

	(In millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$188.2	$148.8
Accounts receivable, net	247.1	274.2
Materials and supplies	127.2	150.6
Other current assets	63.3	155.0

Total current assets	625.8	728.6
Operating lease right-of-use assets	70.9	158.4
Investments	42.6	47.6
Property and equipment (including concession assets), net	8,997.8	8,806.3
Other assets	226.9	45.9

Total assets	$9,964.0	$9,786.8

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$6.4	$18.0
Accounts payable and accrued liabilities	470.0	473.3

Total current liabilities	476.4	491.3
Long-term operating lease liabilities	45.4	85.7
Long-term debt	3,764.4	3,228.0
Deferred income taxes	1,185.4	1,128.0
Other noncurrent liabilities and deferred credits	108.8	107.9

Total liabilities	5,580.4	5,040.9

Stockholders’ equity:
$25 par, 4% noncumulative, preferred stock, 840,000 shares authorized, 649,736 shares issued; 215,199 and 222,625 shares outstanding at December 31, 2020 and 2019, respectively	5.4	5.6
$0.01 par, common stock, 400,000,000 shares authorized, 123,352,185 shares issued; 91,047,107 and 96,115,669 shares outstanding at December 31, 2020 and 2019, respectively	0.9	1.0
Additional paid-in capital	830.9	843.7
Retained earnings	3,219.6	3,601.3
Accumulated other comprehensive income (loss)	0.4	(29.1)

Total stockholders’ equity	4,057.2	4,422.5
Noncontrolling interest	326.4	323.4

Total equity	4,383.6	4,745.9

Total liabilities and equity	$9,964.0	$9,786.8

See accompanying notes to consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,

	2020	2019	2018

	(In millions)
Operating activities:
Net income	$619.1	$540.8	$629.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	357.9	350.7	346.7
Deferred income taxes	49.4	53.1	91.7
Equity in net (earnings) losses of affiliates	1.4	(1.0)	(2.6)
Share-based compensation	22.9	23.1	20.4
(Gain) loss on foreign currency derivative instruments	22.5	(14.1)	(6.3)
Foreign exchange (gain) loss	7.1	(3.0)	(1.5)
Restructuring charges	17.0	168.8	—
Write-off of software development costs	13.6	—	—
Gain on insurance recoveries related to hurricane damage	—	—	(17.9)
Distributions from affiliates	4.5	7.0	5.5
Settlement of foreign currency derivative instruments	(20.0)	11.9	13.9
Cash payments for restructuring charges	(10.0)	(6.3)	—
Refundable Mexican value added tax	(43.2)	(58.7)	—
Settlement of treasury lock agreements	—	(25.8)	—
Deemed mandatory repatriation tax	—	—	(18.7)
Insurance proceeds related to hurricane damage	—	—	17.9
Changes in working capital items:
Accounts receivable	25.5	38.2	(67.4)
Materials and supplies	21.7	0.5	(4.5)
Other current assets	(22.8)	5.0	(39.2)
Accounts payable and accrued liabilities	16.0	9.4	(24.0)
Other, net	(2.6)	4.4	6.5

Net cash provided by operating activities	1,080.0	1,104.0	949.9

Investing activities:
Capital expenditures	(411.9)	(587.2)	(520.3)
Purchase or replacement of assets under operating leases	(78.2)	(39.0)	(98.9)
Property investments in MSLLC	(24.8)	(27.5)	(26.1)
Investments in and advances to affiliates	(7.4)	(36.7)	(19.2)
Insurance proceeds related to hurricane damage	—	—	7.6
Proceeds from disposal of property	12.9	22.1	8.7
Other, net	(16.6)	(8.0)	(3.7)

Net cash used for investing activities	(526.0)	(676.3)	(651.9)

Financing activities:
Net short-term borrowings	—	—	(348.1)
Proceeds from issuance of long-term debt	545.6	847.5	499.4
Repayment of long-term debt	(18.0)	(285.0)	(81.5)
Dividends paid	(152.3)	(144.3)	(147.5)
Shares repurchased	(888.9)	(792.5)	(243.5)
Debt issuance and retirement costs paid	(6.6)	(11.6)	(8.0)
Proceeds from employee stock plans	9.9	7.0	1.8

Net cash used for financing activities	(510.3)	(378.9)	(327.4)

Effect of exchange rate changes on cash	(4.3)	(0.5)	(4.2)

Cash and cash equivalents:
Net increase (decrease) during each year	39.4	48.3	(33.6)
At beginning of year	148.8	100.5	134.1

At end of year	$188.2	$148.8	$100.5

Supplemental information continued on next page.

See accompanying notes to consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,

Continued from previous page.

	2020	2019	2018

	(In millions)
Supplemental cash flow information
Non-cash investing and financing activities:
Capital expenditures accrued but not yet paid at end of year	$22.3	$24.0	$26.9
Other investing activities accrued but not yet paid at the end of the year	31.9	31.2	53.8
Finance lease obligations incurred	0.8	—	—
Non-cash asset acquisitions	2.8	0.5	0.7
Dividends accrued but not yet paid at end of year	40.6	39.0	36.6
Cash payments:
Interest paid, net of amounts capitalized	$144.5	$110.5	$105.0
Income tax payments, net of refunds	182.3	170.5	221.0

See accompanying notes to consolidated financial statements.

Kansas City Southern and Subsidiaries

Consolidated Statements of Changes in Equity

(In millions, except per share amounts)

	$25 Par Preferred Stock	$.01 Par Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
Balance at December 31, 2017	$6.1	$1.0	$943.3	$3,611.4	$(12.9)	$316.5	$4,865.4

Reclassification due to adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income				0.7	(0.7)		—
Net income				627.4		2.0	629.4
Other comprehensive income					2.7		2.7
Contributions from noncontrolling interest						1.2	1.2
Dividends on common stock ($1.44/share)			—	(146.7)			(146.7)
Dividends on $25 par preferred stock ($1.00/share)				(0.2)			(0.2)
Share repurchases	(0.4)	—	(21.1)	(222.0)			(243.5)
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	4.0				4.0
Share-based compensation			20.4				20.4

Balance at December 31, 2018	5.7	1.0	946.6	3,870.6	(10.9)	319.7	5,132.7

Net income				538.9		1.9	540.8
Other comprehensive loss					(18.2)		(18.2)
Contributions from noncontrolling interest						1.8	1.8
Dividends on common stock ($1.48/share)			—	(146.5)			(146.5)
Dividends on $25 par preferred stock ($1.00/share)				(0.2)			(0.2)
Share repurchases	(0.1)	—	(48.4)	(661.5)			(710.0)
Forward contract for accelerated share repurchases			(82.5)				(82.5)
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	4.1				4.1
Share-based compensation			23.9				23.9

Balance at December 31, 2019	5.6	1.0	843.7	3,601.3	(29.1)	323.4	4,745.9

Net income				617.0		2.1	619.1
Other comprehensive income					29.5		29.5
Contributions from noncontrolling interest						0.9	0.9
Dividends on common stock ($1.64/share)			—	(153.7)			(153.7)
Dividends on $25 par preferred stock ($1.00/share)				(0.2)			(0.2)
Share repurchases	(0.2)	(0.1)	(51.3)	(844.8)			(896.4)
Forward contract for accelerated share repurchases			(75.0)				(75.0)
Settlement of forward contract for accelerated share repurchases			82.5				82.5
Options exercised and stock subscribed, net of shares withheld for employee taxes		—	6.2				6.2
Share-based compensation			24.8				24.8

Balance at December 31, 2020	$5.4	$0.9	$830.9	$3,219.6	$0.4	$326.4	$4,383.6

See accompanying notes to consolidated financial statements.

Kansas City Southern and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Description of the Business

Kansas City Southern (“KCS” or the “Company”), a Delaware corporation, is a holding company with principal operations in rail transportation.

The Company is engaged in the freight rail transportation business operating through a single coordinated rail network under one reportable business segment. The Company generates revenues and cash flows by providing its customers with freight delivery services both within its regions, and throughout North America through connections with other Class I rail carriers. KCS’s customers conduct business in a number of different industries, including electric-generating utilities, chemical and petroleum products, paper and forest products, agriculture and mineral products, automotive products, and intermodal transportation.

The primary subsidiaries of the Company consist of the following:

•	The Kansas City Southern Railway Company (“KCSR”), a wholly-owned consolidated subsidiary. KCSR is a U.S. Class I railroad that services the midwest and southeast regions of the United States;

•

Kansas City Southern de México, S.A. de C.V. (“KCSM”), a wholly-owned consolidated subsidiary which operates under the rights granted by the concession acquired from the Mexican government in 1997 (the “Concession”) as described below;

•	Mexrail, Inc. (“Mexrail”), a wholly-owned consolidated subsidiary; which wholly owns The Texas Mexican Railway Company (“Tex-Mex”);

•	KCSM Servicios, S.A. de C.V. (“KCSM Servicios”), a wholly-owned consolidated subsidiary which provides employee services to KCSM; and

•

Meridian Speedway, LLC (“MSLLC”), a seventy percent-owned consolidated affiliate. MSLLC owns the former KCSR rail line between Meridian, Mississippi and Shreveport, Louisiana, which is the portion of the rail line between Dallas, Texas and Meridian known as the “Meridian Speedway”.

Including equity investments in:

•	Panama Canal Railway Company (“PCRC”), a fifty percent-owned unconsolidated affiliate which provides ocean to ocean freight and passenger services along the Panama Canal;

•	TFCM, S. de R.L. de C.V. (“TCM”), a forty-five percent-owned unconsolidated affiliate that operates a bulk liquid terminal in San Luis Potosí, Mexico;

•

Ferrocarril y Terminal del Valle de México, S.A. de C.V. (“FTVM”), a twenty-five percent-owned unconsolidated affiliate that provides railroad services as well as ancillary services in the greater Mexico City area; and

•	PTC-220, LLC (“PTC-220”), a fourteen percent-owned unconsolidated affiliate that holds the licenses to large blocks of radio spectrum and other assets for positive train control.

The KCSM Concession. KCSM holds a concession (the “Concession”) from the Mexican government until June 2047 (exclusive service through 2027, subject to certain trackage and haulage rights granted to other concessionaires), which is renewable under certain conditions for additional periods of up to 50 years under the Concession. The Concession is to provide freight transportation services over north-east rail lines which are a primary commercial corridor of the Mexican railroad system. KCSM has the right to use, but does not own, all track and buildings that are necessary for the rail lines’ operation. KCSM is required to pay the Mexican government an annual concession duty equal to 1.25% of gross revenues during the Concession period.

Employees and Labor Relations. KCSR participates in industry-wide multi-employer bargaining as a member of the National Carriers’ Conference Committee, as well as local bargaining for agreements that are limited to KCSR’s property. Approximately 70% of KCSR employees are covered by collective bargaining agreements.

KCSM Servicios union employees are covered by one labor agreement, which was signed on April 16, 2012, between KCSM Servicios and the Sindicato de Trabajadores Ferrocarrileros de la República Mexicana (“Mexican Railroad Union”), and which remains in effect during the period of the Concession, for the purpose of regulating the relationship between the parties. Approximately 79% of KCSM Servicios employees are covered by this labor agreement.

Union labor negotiations have not historically resulted in any strike, boycott, or other disruption in the Company’s business operations.

Note 2. Significant Accounting Policies

Principles of Consolidation. The accompanying consolidated financial statements are presented using the accrual basis of accounting and include the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

The equity method of accounting is used for all entities in which the Company or its subsidiaries have significant influence, but not a controlling interest. The Company evaluates less-than-majority-owned investments for consolidation pursuant to consolidation and variable interest entity guidance. The Company does not have any less-than-majority-owned investments requiring consolidation.

During the first quarter of 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments—Credit Losses,” which required the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaced the existing incurred loss model and is applicable to the measurement of credit losses on financial assets, including trade receivables. Adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

During the first quarter of 2020, the Company early adopted the SEC’s, Financial Disclosures About Guarantors and Issuers of Guaranteed Securities and Affiliates Whose Securities Collateralize a Registrant’s Securities rules, which simplify the disclosure requirements related to the Company’s registered securities under Rule 3-10 of Regulation S-X. The final rule also allows for the simplified disclosure to be included within Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Use of Estimates. The accounting and financial reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include those related to the recoverability and useful lives of assets and income taxes. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Revenue Recognition. The primary performance obligation for the Company is to move customers’ freight from an origin to a destination. A performance obligation is created when a customer under a transportation contract or public tariff submits a bill of lading for the transport of goods. The Company recognizes revenue proportionally as a shipment moves from origin to destination, using the distance shipped to measure progress, as the customer simultaneously receives and consumes the benefit over time. Related expenses are recognized as incurred. Revenue associated with in-transit shipments at period end is recognized based on the distance shipped as of the balance sheet date. Payment is received at the time or shortly after the performance obligation is satisfied.

The transaction price is generally in the form of a fixed fee determined at the inception of the transportation contract or the inception of the bill of lading. Certain customer agreements have variable consideration that are based on milestone achievements in the form of rebates, discounts or incentives. The Company makes judgments to determine whether the variable consideration is probable of occurring and should be included in the estimated transaction price at the beginning of the period to apply a more consistent rate throughout the year based on an analysis of historical experience with the customer, forecasted shipments and other economic indicators. The Company adjusts the estimate on a quarterly basis.

Other revenues, including switching, storage, and demurrage are distinct services and are recognized as services are performed or as contractual obligations are fulfilled. The consideration for other revenue is allocated between the separate services based upon the stand-alone transaction price.

Foreign Exchange Gain (Loss). For financial reporting purposes, foreign subsidiaries maintain records in U.S. dollars, which is the functional currency. The dollar is the currency that reflects the economic substance of the underlying events and circumstances relevant to the entity. Monetary assets and liabilities denominated in Mexican pesos (“pesos” or “Ps.”) are remeasured into U.S. dollars (“dollars”) using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as foreign exchange gain or loss.

Cash Equivalents. Short-term liquid investments with an initial maturity of three months or less are classified as cash and cash equivalents.

Accounts Receivable, net. Accounts receivable are net of an allowance for uncollectible accounts as determined by historical experience and adjusted for economic uncertainties, known trends, and reasonable supportable forecasts. Accounts are charged to the allowance when a customer enters bankruptcy, when an account has been transferred to a collection agent or submitted for legal action, or when a customer is significantly past due and all available means of collection have been exhausted. At December 31, 2020 and 2019, the allowance for estimated credit losses was $7.8 million and $7.0 million, respectively. For the years ended December 31, 2020, 2019 and 2018, bad debt expense was $1.5 million, $0.4 million and $0.3 million, respectively.

Materials and Supplies. Materials and supplies consisting of diesel fuel, items to be used in the maintenance of rolling stock and items to be used in the maintenance or construction of road property are valued at the lower of average cost or net realizable value.

Derivative Instruments. Derivatives are measured at fair value and recorded on the balance sheet as either assets or liabilities. Changes in the fair value of derivatives are recorded either through current earnings or as other comprehensive income, depending on hedge designation. Gains and losses on derivative instruments classified as cash flow hedges are reported in other comprehensive income and are reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flow of the hedged item.

Property and Equipment (including Concession Assets). KCS capitalizes costs for self-constructed additions and improvements to property including direct labor and material, indirect costs, and interest during long-term construction projects. For purchased assets, all costs necessary to make the asset ready for its intended use are capitalized. Expenditures that significantly increase asset values, productive capacity, efficiency, safety or extend useful lives are capitalized. Repair and maintenance costs are expensed as incurred. The Company has a process in place to determine which costs qualify for capitalization, which requires judgment.

KCS capitalizes certain costs incurred with developing or obtaining internal-use software. Costs incurred during the preliminary project and post-implementation stage, as well as maintenance and training costs are expensed as incurred.

Property and equipment are carried at cost and are depreciated primarily on the group method of depreciation, which the Company believes closely approximates a straight line basis over the estimated useful lives of the assets measured in years. The group method of depreciation applies a composite rate to classes of similar assets rather than to individual assets. Composite depreciation rates are based upon the Company’s estimates of the expected average useful lives of assets as well as expected net salvage value at the end of their useful lives. In developing these estimates, the Company utilizes periodic depreciation studies performed by an independent engineering firm. Depreciation rate studies are performed at least every three years for equipment and at least every six years for road property (rail, ties, ballast, etc.). The Company completed depreciation studies for KCSM in 2020 and KCSR in 2019. The impacts of the studies were immaterial to the consolidated financial results for all periods.

Under the group method of depreciation, the cost of railroad property and equipment (net of salvage or sales proceeds) retired or replaced in the normal course of business is charged to accumulated depreciation with no gain or loss recognized. Gains or losses on dispositions of land or non-group property and abnormal retirements of railroad property are recognized through income. A retirement of railroad property would be considered abnormal if the cause of the retirement is unusual in nature, is significant in amount, and varies significantly from the retirement profile identified through the depreciation studies.

Costs incurred by the Company to acquire the Concession rights and related assets, as well as subsequent improvements to the Concession assets, are capitalized and amortized using the group method of depreciation over the lesser of the current expected Concession term, including probable renewal of an additional 50-year term, or the estimated useful lives of the assets and rights.

Impairment of Long-Lived Assets. Long-lived assets, including property and equipment, operating lease right-of-use assets and intangible assets with finite lives are reviewed for impairment and written down to fair value when events or circumstances indicate that the carrying amount of a long-lived asset or asset group may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value would be reduced to the estimated fair value. Future cash flow estimates for an impairment review would be based on the lowest level of identifiable cash flows, which are the Company’s U.S. and Mexican operations. During the year ended December 31, 2020, $13.6 million of expense was recognized related to costs previously capitalized for the development of internal-use software. The development of the software was cancelled prior to completion and had no further use. Other than the abnormal impairments related to the implementation of Precision Scheduled Railroading (“PSR”), management did not identify any indicators of impairment for the years ended December 31, 2020 and 2019.

Leases. During the first quarter of 2019, the Company adopted ASU No. 2016-02, Leases, also known as Accounting Standard Codification (“ASC”) Topic 842. Prior to 2019, the Company accounted for leases under ASC Topic 840, Leases and for the year ended December 31, 2018, had $49.3 million of rental expense under operating leases. The Company leases transportation equipment, as well as office and other operating facilities, under various finance and operating leases. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the implicit rate is not readily determinable in most of the Company’s lease agreements, the Company uses its estimated secured incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease expense is recognized on a straight-line basis over the lease term.

The Company determines if an arrangement is a lease or contains a lease at inception. The Company’s leases have remaining lease terms of approximately 1 year to 9 years, which may include the option to extend the lease when it is reasonably certain the Company will exercise that option. The Company does not separately identify lease and nonlease components (i.e. maintenance costs) except for fleet vehicles and real estate. The Company does not have lease agreements with residual value guarantees, sale leaseback terms or material restrictive covenants. Additionally, short-term leases and leases with variable lease costs are immaterial, and the Company does not have any sublease arrangements.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. As of December 31, 2020 and 2019, the goodwill balance was $13.2 million, which is included in other assets in the consolidated balance sheets. Goodwill is not amortized, but is reviewed at least annually, or more frequently as indicators warrant, for impairment. An impairment loss would be recognized to the extent that the carrying amount exceeds the reporting units’ fair values. The Company performed its annual impairment review for goodwill during the fourth quarter of 2020 and 2019, and concluded there was no impairment.

Investments and Impairment. The Company reviews equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable in accordance with generally accepted accounting principles. This determination requires significant judgment. In making this judgment, the Company considers available quantitative and qualitative evidence in evaluating potential impairment of these investments. If it is determined that an indicator of impairment exists, the Company assesses whether the carrying value exceeds the fair value of the asset. If the carrying value of the investment exceeds its fair value, the Company will evaluate, among other factors, general market conditions, the duration and extent to which the carrying value is greater than the fair value, and KCS’s intent and ability to hold, or plans to sell, the investment. The Company also considers specific adverse conditions related to the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge will be recorded and a new carrying basis in the investment will be established. No impairment charges were recognized during the years ended December 31, 2020 and 2019.

Fair Value of Financial Instruments. Non-financial assets and liabilities are recognized at fair value on a nonrecurring basis. These assets and liabilities are measured at fair value on an ongoing basis but are subject to recognition in the financial statements only in certain circumstances. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its financial instruments based on the fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy is broken down into three levels based upon the observability of inputs. Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value in its entirety requires judgment and considers factors specific to the asset or liability.

Environmental Liabilities. The Company recognizes liabilities for remediation and restoration costs when the Company’s obligation is probable and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation and restoration are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Costs of ongoing compliance activities related to current operations are expensed as incurred.

Personal Injury Claims. Personal injury claims in excess of self-insurance levels are insured up to certain coverage amounts, depending on the type of claim and year of occurrence. The Company’s personal injury liability is based on actuarial studies performed on an undiscounted basis by an independent third party actuarial firm and reviewed by management. The liability is based on claims filed and an estimate of claims incurred but not yet reported. Adjustments to the liability are reflected as operating expenses in the period in which the adjustments are known. Legal fees related to personal injury claims are recognized in operating expense in the period incurred.

Health and Welfare and Postemployment Benefits. The Company provides certain medical, life and other postemployment benefits to certain active employees and retirees. The Company uses actuaries to assist management in measuring the benefit obligation and cost based on the current plan provisions, employee demographics, and assumptions about financial and demographic factors affecting the probability, timing and amount of expected future benefit payments. Significant assumptions include the discount rate, rate of increase in compensation levels, and the health care cost trend rate. Actuarial gains and losses determined at the measurement date (December 31) are recognized immediately in the consolidated statements of income.

Share-Based Compensation. The Company accounts for all share-based compensation in accordance with fair value recognition provisions. Under this method, compensation expense is measured at grant date fair value and is recognized over the requisite service period in which the award is earned. Forfeitures are recognized as they occur. The Company issues treasury stock to settle share-based awards.

Income Taxes. Deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recognized under the asset and liability method of accounting for income taxes. This method gives consideration to the future tax consequences of the deferred income tax items and immediately recognizes changes in income tax laws in the year of enactment.

The Company has recognized a deferred tax asset, net of a valuation allowance, for net operating loss and tax credit carryovers. The Company projects sufficient future taxable income to realize the deferred tax asset recorded less the valuation allowance. These projections take into consideration assumptions about future income, future capital expenditures and inflation rates. If assumptions or actual conditions change, the deferred tax asset, net of the valuation allowance, will be adjusted to properly reflect the expected tax benefit.

Treasury Stock. The excess of repurchase price over par value of shares held in treasury is allocated between additional paid-in capital and retained earnings.

Note 3. Restructuring Charges

COVID-19. In March 2020, the World Health Organization categorized Coronavirus Disease 2019 (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. The U.S. and Mexico governments have deemed rail transportation as “critical infrastructure” providing essential services during this global emergency. As a provider of critical infrastructure, Kansas City Southern has an obligation to keep employees working and freight moving. KCS remains focused on protecting the health and well-being of its employees and the communities in which it operates while assuring the continuity of its business operations.

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which includes modifications to the limitation on business interest expense and net operating loss provisions, and provides a payment delay of employer payroll taxes during 2020 after the date of enactment. Payments of approximately $11.0 million of employer payroll taxes otherwise due in 2020, were delayed with 50% due by December 31, 2021 and the remaining 50% by December 31, 2022. The CARES Act did not have a material impact on the Company’s consolidated financial statements.

The Company began to experience the impacts of COVID-19 on customer demand in late March 2020. Volumes significantly declined in the second quarter of 2020; however, by early June volumes began to rapidly rebound. For the year ended December 31, 2020, revenues declined 8%, as compared to the same period in 2019, primarily due to lower volumes as a result of COVID-19 and service interruptions at Lazaro Cardenas due to KCSM right-of-way blockages from teachers’ protests, lower fuel surcharge due to lower fuel prices and the weakening of the Mexican peso against the U.S dollar.

As revenues declined in the second quarter of 2020, the Company responded quickly and implemented a variety of cost-saving measures and accelerated PSR initiatives by further consolidating trains, which increased train length and reduced crew costs. In June of 2020, the Company offered a voluntary separation program, which resulted in a restructuring charge of $9.7 million for the year ended December 31, 2020, consisting of severance and benefit costs that will be paid out in either lump-sum payments or incrementally over a six to twelve-month period. Approximately 6% of management employees were irrevocably accepted into the voluntary separation program.

PSR. During 2019, the Company began implementing principles of PSR, which focus on providing reliable customer service, facilitating growth, improving asset utilization, and improving the cost profile of the Company. As a result of the PSR initiatives in 2019, management approved four separate restructuring plans that totaled $168.8 million. The restructuring plans were substantially completed in 2019.

During 2020, the Company recognized approximately $7.3 million in additional restructuring charges related to PSR. During the first quarter of 2020, the Company purchased 91 locomotives for $78.2 million that were part of two existing leases. Of the 91 locomotives, 13 were impaired during the fourth quarter of 2019. The purchase of the impaired lease locomotives resulted in $6.0 million of make-whole payments recognized as incremental restructuring charges in the first quarter of 2020. During the second quarter of 2020, the Company recognized approximately $1.3 million of restructuring charges from the disposal of held for sale equipment.

Expenses related to PSR initiatives and the voluntary separation program are shown in the following table (in millions):

	Years ended
	December 31, 2020	December 31, 2019
Restructuring charges:
Asset impairments	$7.3	$157.8
Workforce reduction	9.7	7.0
Contract restructuring	—	4.0

Total restructuring charges	$17.0	$168.8

Asset Impairments. During 2019, the Company committed to plans to dispose of certain locomotives and freight cars to increase operational fluidity, reduce maintenance expense, and improve labor and fuel efficiency. Accordingly, the Company performed an impairment analysis to adjust the carrying amount of each asset to the lower of its depreciated book value or its estimated fair value, less costs to dispose, and stopped recognizing depreciation expense. Additionally, the Company wrote-off parts inventory associated with the locomotive and freight car models that were disposed. During 2020, the purchase of impaired lease locomotives resulted in make-whole payments recognized as incremental restructuring charges.

Workforce Reduction. The Company recognized severance costs associated with the voluntary separation program and PSR initiatives which focused on improving the cost profile of the Company.

Contract Restructuring. The Company terminated certain third-party vendor contracts in order to drive operational efficiencies, which resulted in contract termination penalties.

Note 4. Leases

Leases	Classification	December 31, 2020	December 31, 2019

		(in millions)
Assets
Operating	Operating lease right-of-use assets	$70.9	$158.4
Finance	Property and equipment (including Concession assets), net	5.7	8.7

Total leased assets		$76.6	$167.1

Liabilities
Current
Operating	Accounts payable and accrued liabilities	$24.6	$45.4
Finance	Long-term debt due within one year	2.3	1.9
Noncurrent
Operating	Long-term operating lease liabilities	45.4	85.7
Finance	Long-term debt	5.2	6.8

Total lease liabilities		$77.5	$139.8

		Years ended
Lease Cost	Classification	December 31, 2020	December 31, 2019

		(in millions)
Operating lease cost:	Equipment costs	$23.3	$43.0
	Materials and other	5.0	10.7
Finance lease cost:
Amortization of finance lease assets	Depreciation and amortization	1.6	2.7
Interest on lease liabilities	Interest expense	0.9	1.1

Total lease cost		$30.8	$57.5

	Years ended
Cash Flow Information	December 31, 2020	December 31, 2019

	(in millions)
Cash paid for operating leases included in operating activities	$45.6	$58.7
Cash paid for finance leases included in operating activities	0.9	1.1
Cash paid for finance leases included in financing activities	2.0	2.7
Right-of-use assets obtained in exchange for operating lease liabilities	18.4	35.2
Right-of-use assets obtained in exchange for financing lease liabilities	0.8	—

Lease Term and Discount Rate	December 31, 2020	December 31, 2019
Weighted-average remaining lease term (years)
Operating leases	3.7	4.9
Finance leases	3.1	3.9
Weighted-average discount rate
Operating leases	3.1%	3.9%
Finance leases	11.4%	11.1%

Remaining Maturities of Lease Liabilities

Year Ending December 31 (in millions),	Operating Leases	Finance Leases
2021	$26.6	$2.9
2022	18.5	2.9
2023	12.6	2.6
2024	10.3	0.3
2025	3.4	—
Thereafter	3.1	—

Total lease payments	74.5	8.7
Less imputed interest	4.5	1.2

Total	$70.0	$7.5

As of December 31, 2020, the Company did not have any additional operating or financing leases that had not yet commenced.

Note 5. Revenue

Disaggregation of Revenue

The following table presents revenues disaggregated by the major commodity groups as well as the product types included within the major commodity groups (in millions). The Company believes disaggregation by product type best depicts how cash flows are affected by economic factors. See Note 19, Geographic Information in the consolidated financial statements for revenues by geographical area.

	Years ended December 31,
	2020	2019	2018
Chemical & Petroleum
Chemicals	$236.7	$246.9	$236.3
Petroleum	375.0	341.8	241.9
Plastics	152.1	148.5	143.9

Total	763.8	737.2	622.1

Industrial & Consumer Products
Forest Products	247.8	261.4	268.0
Metals & Scrap	188.4	232.9	208.2
Other	101.5	116.1	114.8

Total	537.7	610.4	591.0

Agriculture & Minerals
Grain	299.6	298.4	289.9
Food Products	154.6	149.4	145.7
Ores & Minerals	21.8	25.0	20.9
Stone, Clay & Glass	29.4	33.5	29.9

Total	505.4	506.3	486.4

Energy
Utility Coal	105.6	126.9	117.3
Coal & Petroleum Coke	41.8	43.2	44.3
Frac Sand	11.3	27.4	37.4
Crude Oil	36.3	48.7	57.3

Total	195.0	246.2	256.3

Intermodal	319.1	370.2	382.8

Automotive	172.7	255.6	253.2

Total Freight Revenues	2,493.7	2,725.9	2,591.8
Other Revenue	138.9	140.1	122.2

Total Revenues	$2,632.6	$2,866.0	$2,714.0

Major customers

No individual customer makes up greater than 10% of total consolidated revenues.

Contract Balances

The amount of revenue recognized in 2020 from performance obligations partially satisfied in the previous year was $17.7 million. The performance obligations that were unsatisfied or partially satisfied as of December 31, 2020, were $28.0 million, which represents in-transit shipments that are fully satisfied the following month.

A receivable is any unconditional right to consideration, and is recognized as shipments have been completed and the relating performance obligation has been fully satisfied. At December 31, 2020 and 2019, the accounts receivable, net balance was $247.1 million and $274.2 million, respectively. Contract assets represent a conditional right to consideration in exchange for goods or services. The Company did not have any contract assets at December 31, 2020 and 2019.

Contract liabilities represent consideration received in advance from customers, and are recognized as revenue over time as the relating performance obligation is satisfied. The amount of revenue recognized in 2020 that was included in the opening contract liability balance was $30.2 million. The Company has recognized contract liabilities within the accounts payable and accrued liabilities financial statement caption on the balance sheet. These are considered current liabilities as they will be settled in less than 12 months.

The following tables summarize the changes in contract liabilities (in millions):

Contract liabilities	Years ended December 31,
	2020	2019
Beginning balance	$30.5	$32.4
Revenue recognized that was included in the contract liability balance at the beginning of the period	(30.2)	(32.4)
Increases due to consideration received, excluding amounts recognized as revenue during the period	29.6	30.5

Ending balance	$29.9	$30.5

Note 6. Hurricane Harvey

In late August 2017, Hurricane Harvey made landfall on the Texas coast and caused flood damage to the Company’s track infrastructure and significantly disrupted the Company’s rail service. The Company filed a claim in the fourth quarter of 2017 under its insurance program for property damage, incremental expenses, and lost profits caused by Hurricane Harvey. In the third quarter of 2017, the Company recognized a receivable for probable insurance recovery offsetting the impact of incremental expenses recognized in the quarter. During 2018, the Company partially settled its insurance claim for $35.5 million. As a result of the nonrefundable partial settlement, the Company recognized gain on insurance recoveries of $17.9 million, net of the self-insured retention and insurance receivable. The Company received the nonrefundable cash proceeds of $25.5 million from the partial settlement in the fourth quarter of 2018. Final settlement of the insurance claim is dependent upon costs incurred with an ongoing bridge construction project expected to be completed in 2021 and will be immaterial to the consolidated financial statements.

Note 7. Earnings Per Share

Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share adjusts basic earnings per common share for the effects of potentially dilutive common shares, if the effect is not anti-dilutive. Potentially dilutive common shares include the dilutive effects of shares issuable under the 2008 and 2017 Equity Incentive Plans and shares issuable upon the conversion of preferred stock to common stock.

The following table reconciles the basic earnings per share computation to the diluted earnings per share computation (in millions, except share and per share amounts):

	2020	2019	2018
Net income available to common stockholders for purposes of computing basic and diluted earnings per share	$616.8	$538.7	$627.2

Weighted-average number of shares outstanding (in thousands):
Basic shares	93,826	99,316	101,852
Effect of dilution	489	431	418

Diluted shares	94,315	99,747	102,270

Earnings per share:
Basic earnings per share	$6.57	$5.42	$6.16

Diluted earnings per share	$6.54	$5.40	$6.13

Potentially dilutive shares excluded from the calculation (in thousands):	2020	2019	2018
Stock options excluded as their inclusion would be anti-dilutive	75	121	117

Note 8. Property and Equipment (including Concession Assets)

The following tables list the major categories of property and equipment, including Concession assets, as well as the weighted-average composite depreciation rate for each category (in millions):

As of December 31, 2020	Cost	Accumulated Depreciation	Net Book Value	Depreciation Rates for 2020
Land	$227.5	$—	$227.5	N/A

Concession land rights	141.1	(30.8)	110.3	1.0%

Rail and other track material	2,147.5	(389.8)	1,757.7	1.8-3.2%
Ties	1,753.5	(420.2)	1,333.3	1.4-5.0%
Grading	998.5	(190.0)	808.5	1.0%
Bridges and tunnels	858.5	(171.3)	687.2	1.3%
Ballast	867.4	(245.3)	622.1	2.2-4.7%
Other (a)	1,549.0	(477.6)	1,071.4	2.7%

Total road property	8,174.4	(1,894.2)	6,280.2	2.6%

Locomotives	1,713.6	(478.7)	1,234.9	4.8%
Freight cars	970.4	(210.6)	759.8	2.2%
Other equipment	80.6	(36.6)	44.0	4.5%

Total equipment	2,764.6	(725.9)	2,038.7	3.9%

Technology and other	372.6	(253.4)	119.2	18.7%

Construction in progress	221.9	—	221.9	N/A

Total property and equipment (including Concession assets)	$11,902.1	$(2,904.3)	$8,997.8	N/A

(a)	Other includes signals, buildings and other road assets.

As of December 31, 2019	Cost	Accumulated Depreciation	Net Book Value	Depreciation Rates for 2019
Land	$224.9	$—	$224.9	N/A

Concession land rights	141.1	(29.4)	111.7	1.0%

Rail and other track material	2,122.9	(373.3)	1,749.6	1.8-3.2%
Ties	1,738.4	(405.7)	1,332.7	1.4-5.0%
Grading	991.5	(179.4)	812.1	1.1%
Bridges and tunnels	823.8	(163.0)	660.8	1.2%
Ballast	835.6	(236.4)	599.2	2.2-4.7%
Other (a)	1,449.9	(438.5)	1,011.4	3.0%

Total road property	7,962.1	(1,796.3)	6,165.8	2.8%

Locomotives	1,593.9	(429.7)	1,164.2	5.2%
Freight cars	980.8	(196.6)	784.2	2.4%
Other equipment	77.9	(30.4)	47.5	4.5%

Total equipment	2,652.6	(656.7)	1,995.9	4.1%

Technology and other	345.1	(207.3)	137.8	16.3%

Construction in progress	170.2	—	170.2	N/A

Total property and equipment (including Concession assets)	$11,496.0	$(2,689.7)	$8,806.3	N/A

(a)	Other includes signals, buildings and other road assets.

Concession assets, net of accumulated amortization of $709.7 million and $678.1 million, totaled $2,383.5 million and $2,335.5 million at December 31, 2020 and 2019, respectively.

Depreciation and amortization of property and equipment (including Concession assets) totaled $357.9 million, $350.7 million and $346.7 million, for 2020, 2019, and 2018, respectively.

In the fourth quarter of 2020, $13.6 million of expense was recognized related to costs previously capitalized for the development of internal-use software. The development of the software was cancelled prior to completion and had no further use. The expense was recognized in write-off of software development costs in the consolidated statements of income.

Note 9. Other Balance Sheet Captions

Other Current Assets. Other current assets included the following items at December 31 (in millions):

	2020	2019
Refundable Mexican value added tax	$—	$60.2
Prepaid income taxes	15.8	0.3
Advances to affiliates	9.2	47.3
Prepaid expenses	23.3	21.0
Property held for sale	3.6	11.3
Other	11.4	14.9

Other current assets	$63.3	$155.0

Accounts Payable and Accrued Liabilities. Accounts payable and accrued liabilities included the following items at December 31 (in millions):

	2020	2019
Accounts payable	$174.6	$157.1
Income and other taxes	27.3	34.4
Accrued wages and vacation	82.4	79.0
Short-term operating lease liability	24.6	45.4
Derailments, personal injury and other claim provisions	39.0	38.5
Dividends payable	40.2	38.7
Contract liabilities	29.9	30.5
Interest payable	26.2	23.1
Other	25.8	26.6

Accounts payable and accrued liabilities	$470.0	$473.3

Note 10. Fair Value Measurements

The Company’s assets and liabilities recognized at fair value have been categorized based upon a fair value hierarchy as described in Note 2, Significant Accounting Policies. As of December 31, 2020, the Company’s derivative financial instruments are measured at fair value on a recurring basis and consist of foreign currency forward and option contracts and treasury lock agreements, which are classified as Level 2 valuations. The Company determines the fair value of its derivative financial instrument positions based upon pricing models using inputs observed from actively quoted markets and also takes into consideration the contract terms as well as other inputs, including market currency exchange rates and in the case of option contracts, volatility, the risk-free interest rate and the time to expiration.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings. The carrying value of the short-term financial instruments approximates their fair value.

The fair value of the Company’s debt is estimated using quoted market prices when available. When quoted market prices are not available, fair value is estimated based on current market interest rates for debt with similar maturities and credit quality. The carrying value of the Company’s debt was $3,770.8 million and $3,246.0 million at December 31, 2020 and 2019, respectively. If the Company’s debt were measured at fair value, the fair value measurements of the individual debt instruments would have been classified as Level 2 in the fair value hierarchy.

The fair value of the Company’s financial instruments is presented in the following table (in millions):

	December 31, 2020	December 31, 2019
	Level 2	Level 2
Assets
Foreign currency derivative instruments	$—	$2.5
Treasury lock agreements	35.6	—
Liabilities
Debt instruments	4,368.6	3,535.7

Note 11. Derivative Instruments

The Company enters into derivative transactions in certain situations based on management’s assessment of current market conditions and perceived risks. Management intends to respond to evolving business and market conditions and in doing so, may enter into such transactions as deemed appropriate.

Credit Risk. As a result of the use of derivative instruments, the Company is exposed to counterparty credit risk. The Company manages this risk by limiting its counterparties to large financial institutions which meet the Company’s credit rating standards and have an established banking relationship with the Company. As of December 31, 2020, the Company did not expect any losses as a result of default of its counterparties.

Interest Rate Derivative Instruments. During 2020, the Company executed six 30-year treasury lock agreements with an aggregate notional value of $650.0 million and a weighted-average interest rate of 1.58%. The purpose of the treasury locks is to hedge the U.S. Treasury benchmark interest rate associated with future interest payments related to the anticipated refinancing of the $444.7 million principal amount of 3.00% senior notes due May 15, 2023 (the “3.00% Senior Notes”) and the $200.0 million principal amount of 3.85% senior notes due November 15, 2023 (the “3.85% Senior Notes”). The Company has designated the treasury locks as cash flow hedges and recorded unrealized gains and losses in accumulated other comprehensive income (loss). Upon settlement, the unrealized gain or loss in accumulated other comprehensive income (loss) will be amortized to interest expense over the life of the future underlying debt issuances.

In May 2017, the Company executed four treasury lock agreements with an aggregate notional value of $275.0 million and a weighted-average interest rate of 2.85%. The purpose of the treasury locks was to hedge the U.S. Treasury benchmark interest rate associated with future interest payments related to the anticipated refinancing of the $275.0 million, 2.35% senior notes due May 15, 2020 (the “2.35% Senior Notes”). The Company designated the treasury locks as cash flow hedges and recorded unrealized gains and losses in accumulated other comprehensive income (loss). During the fourth quarter of 2019, KCS issued $425.0 million principal amount of 2.875% senior notes due November 15, 2029 (the “2.875% Senior Notes”), effectively completing the refinancing of the 2.35% Senior Notes, and settled the treasury lock agreements, resulting in cash paid of $25.8 million. This amount was included in accumulated other comprehensive income (loss) and is being amortized to interest expense over the life of the new 2.875% Senior Notes, increasing the effective interest rate on the notes to 3.60%. The settlement and amortization associated with treasury lock agreements are classified as operating activities within the consolidated statements of cash flows.

Foreign Currency Derivative Instruments. The Company’s Mexican subsidiaries have net U.S. dollar-denominated monetary liabilities which, for Mexican income tax purposes, are subject to periodic revaluation based on changes in the value of the Mexican peso against the U.S. dollar. This revaluation creates fluctuations in the Company’s Mexican income tax expense and the amount of income taxes paid in Mexico. The Company hedges its exposure to this cash tax risk by entering into foreign currency forward contracts and foreign currency option contracts known as zero-cost collars.

The foreign currency forward contracts involve the Company’s purchase of Mexican pesos and/or U.S. dollars at an agreed-upon weighted-average exchange rate to each U.S dollar or Mexican Peso. The zero-cost collars involve the Company’s purchase of a Mexican peso call option and a simultaneous sale of a Mexican peso put option, with equivalent U.S. dollar notional amounts for each option and no net cash premium paid by the Company.

Below is a summary of the Company’s 2020, 2019 and 2018 foreign currency derivative contracts (amounts in millions, except Ps./USD):

Foreign currency forward contracts

	Contracts to sell Ps./receive USD					Offsetting contracts to purchase Ps./pay USD
	Notional amount	Notional amount		Weighted-average exchange rate (in Ps./USD)		Notional amount	Notional amount		Weighted-average exchange rate (in Ps./USD)		Cash received/(paid) on settlement
Contracts executed in 2020 and settled in 2020	$75.0	Ps.	1,555.5	Ps.	20.7	$78.0	Ps.	1,555.5	Ps.	20.0	$(2.9)

	Contracts to purchase Ps./pay USD					Offsetting contracts to sell Ps./receive USD
	Notional amount	Notional amount		Weighted-average exchange rate (in Ps./USD)		Notional amount	Notional amount		Weighted-average exchange rate (in Ps./USD)		Cash received/(paid) on settlement
Contracts executed in 2020 and settled in 2020	$555.0	Ps.	11,254.3	Ps.	20.3	$534.3	Ps.	11,254.3	Ps.	21.1	$(20.7)
Contracts executed in 2019 and settled in 2020	$105.0	Ps.	2,041.2	Ps.	19.4	$108.6	Ps.	2,041.2	Ps.	18.8	$3.6
Contracts executed in 2019 and settled in 2019	$400.0	Ps.	7,892.5	Ps.	19.7	$410.7	Ps.	7,892.5	Ps.	19.2	$10.7
Contracts executed in 2018 and settled in 2019	$20.0	Ps.	410.9	Ps.	20.5	$20.9	Ps.	410.9	Ps.	19.6	$0.9

Foreign currency zero-cost collar contracts

	Notional amount	Cash received/(paid) on settlement
Contracts executed in 2018 and settled in 2019	$120.0	$0.3
Contracts executed in 2018 and settled in 2018	$220.0	$3.9
Contracts executed in 2017 and settled in 2018	$80.0	$10.0

The Company has not designated any of the foreign currency derivative contracts as hedging instruments for accounting purposes. The Company measures the foreign currency derivative contracts at fair value each period and recognizes any change in fair value in foreign exchange gain (loss) within the consolidated statements of income. The cash flows associated with these instruments is classified as an operating activity within the consolidated statements of cash flows.

Offsetting. The Company’s treasury lock agreements and foreign currency forward and zero-cost collar contracts are executed with counterparties in the U.S. and are governed by an International Swaps and Derivatives Association agreement that includes standard netting arrangements. Asset and liability positions from contracts with the same counterparty are net settled upon maturity/expiration and presented on a net basis in the consolidated balance sheets prior to settlement. There was no offsetting of derivative assets or liabilities in the consolidated balance sheets as of December 31, 2020 and 2019.

The following table presents the fair value of derivative instruments included in the consolidated balance sheets at December 31 (in millions):

	Derivative Assets
	Balance Sheet Location	2020	2019
Derivatives designated as hedging instruments:
Treasury lock agreements	Other assets	$35.6	$—

Total derivatives designated as hedging instruments		35.6	—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Other current assets	—	2.5

Total derivatives not designated as hedging instruments		—	2.5

Total derivative assets		$35.6	$2.5

The following tables present the effects of derivative instruments on the consolidated statements of income and consolidated statements of comprehensive income for the years ended December 31 (in millions):

Derivatives in Cash Flow Hedging Relationships	Amount of Gain/(Loss) Recognized in OCI on Derivative			Location of Gain/(Loss) Reclassified from AOCI into Income	Amount of Gain/(Loss) Reclassified from AOCI into Income
	2020	2019	2018		2020	2019	2018
Treasury lock agreements	$35.6	$(23.8)	$3.6	Interest expense	$(2.4)	$(0.2)	$—

Total	$35.6	$(23.8)	$3.6		$(2.4)	$(0.2)	$—

Derivatives Not Designated as Hedging Instruments	Location of Gain/(Loss) Recognized in Income on Derivative		Amount of Gain/(Loss) Recognized in Income on Derivative
			2020	2019	2018
Foreign currency forward contracts	Foreign exchange gain	(loss)	$(22.5)	$14.1	$—
Foreign currency zero-cost collar contracts	Foreign exchange gain	(loss)	—	—	6.3

Total			$(22.5)	$14.1	$6.3

See Note 10, Fair Value Measurements, for the determination of the fair values of derivatives.

Note 12. Short-Term Borrowings

Commercial Paper. The Company’s commercial paper program generally serves as the primary means of short-term funding. As of December 31, 2020, and 2019, KCS had no commercial paper outstanding. For the years ended December 31, 2020, 2019 and 2018, commercial paper borrowings were outstanding for less than 90 days and the related activity is presented on a net basis in the consolidated statements of cash flows.

Note 13. Long-Term Debt

Long-term debt at December 31 (in millions):

	2020			2019
	Principal	Unamortized Discount and Debt Issuance Costs	Net	Principal	Unamortized Discount and Debt Issuance Costs	Net
Revolving credit facilities, variable interest rate, due 2024	$—	$—	$—	$—	$—	$—
KCS 3.00% senior notes, due 2023	439.1	1.7	437.4	439.1	2.5	436.6
KCS 3.85% senior notes, due 2023	199.2	0.8	198.4	199.2	1.1	198.1
KCS 3.125% senior notes, due 2026	250.0	2.0	248.0	250.0	2.4	247.6
KCS 2.875% senior notes, due 2029	425.0	3.8	421.2	425.0	4.2	420.8
KCS 4.30% senior notes, due 2043	448.7	8.5	440.2	448.7	8.8	439.9
KCS 4.95% senior notes, due 2045	499.2	6.9	492.3	499.2	7.2	492.0
KCS 4.70% senior notes, due 2048	500.0	5.8	494.2	500.0	6.0	494.0
KCS 3.50% senior notes, due 2050	550.0	10.8	539.2	—	—	—
KCS 4.20% senior notes, due 2069	425.0	6.9	418.1	425.0	7.0	418.0
KCSR 3.85% to 4.95% senior notes, due through 2045	2.7	—	2.7	2.7	—	2.7
KCSM 3.00% senior notes, due 2023	5.6	—	5.6	5.6	—	5.6
RRIF loans 2.96% to 4.29%, due serially through 2037	66.2	0.4	65.8	70.2	0.4	69.8
Financing agreements 9.311%, due serially through 2020	—	—	—	12.0	—	12.0
Finance lease obligations, due serially to 2025	7.5	—	7.5	8.7	—	8.7
Other debt obligations	0.2	—	0.2	0.2	—	0.2

Total	3,818.4	47.6	3,770.8	3,285.6	39.6	3,246.0
Less: Debt due within one year	6.4	—	6.4	18.0	—	18.0

Long-term debt	$3,812.0	$47.6	$3,764.4	$3,267.6	$39.6	$3,228.0

Revolving Credit Facility

KCS, with certain of its domestic subsidiaries named therein as guarantors, has a $600.0 million senior unsecured revolving credit facility (the “Revolving Credit Facility”), with a $25.0 million standby letter of credit facility which, if utilized, constitutes usage under the Revolving Credit Facility. The Revolving Credit Facility serves as a backstop for KCS’s commercial paper program (the “Commercial Paper Program”) which generally serves as the Company’s primary means of short-term funding.

Borrowings under the Revolving Credit Facility bear interest at floating rates. Depending on the Company’s credit rating, the margin that KCS would pay above the London Interbank Offered Rate (“LIBOR”) at any point is between 1.000% and 1.750%. As of December 31, 2020, the margin was 1.25% based on KCS’s current credit rating.

The Revolving Credit Facility is guaranteed by KCSR, together with certain domestic subsidiaries named therein as guarantors and matures on March 8, 2024. The Revolving Credit Facility agreement contains representations, warranties, covenants and events of default that are customary for credit agreements of this type. The occurrence of an event of default could result in the termination of the commitments and the acceleration of the repayment of any outstanding principal balance on the Revolving Credit Facility and the Commercial Paper Program.

As of December 31, 2020 and 2019, KCS had no outstanding borrowings under the revolving credit facility.

Senior Notes

The Company’s senior notes include certain covenants that are customary for these types of debt instruments issued by borrowers with similar credit ratings.

The KCS notes are KCS’s general unsecured senior obligations and are unconditionally guaranteed, jointly and severally, on an unsecured senior basis by each current and future domestic subsidiary of KCS that from time to time guarantees the Revolving Credit Facility or any other debt of KCS or any of KCS’s significant subsidiaries that is a guarantor (collectively, the “Note Guarantors”).

KCSR’s senior notes are unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by KCS and each current and future domestic subsidiary of KCS that guarantees the Revolving Credit Facility or certain other debt of KCS or a note guarantor. KCSR’s senior notes and the note guarantees rank pari passu in right of payment with KCSR’s, KCS’s and the Note Guarantors’ existing and future unsecured, unsubordinated obligations.

KCSM’s senior notes are denominated in U.S. dollars; are unsecured, unsubordinated obligations; rank pari passu in right of payment with KCSM’s existing and future unsecured, unsubordinated obligations and are senior in right of payment to KCSM’s future subordinated indebtedness.

Senior notes are redeemable at the issuer’s option, in whole or in part, at any time, by paying the greater of either 100% of the principal amount to be redeemed and a formula price based on interest rates prevailing at the time of redemption and time remaining to maturity, plus, in each case, accrued interest thereon to, but excluding the redemption date. In addition, KCSM senior notes are redeemable, in whole but not in part, at KCSM’s option at any time at a redemption price of 100% of their principal amount, plus any accrued unpaid interest in the event of certain changes in the Mexican withholding tax rate.

On April 22, 2020, KCS issued $550.0 million principal amount of senior unsecured notes due May 1, 2050 (the “3.50% Senior Notes”), which bear interest semiannually at a fixed annual rate of 3.50%. The 3.50% Senior Notes were issued at a discount to par value, resulting in a $4.4 million discount and a yield to maturity of 3.543%. The net proceeds from the offering were used for general corporate purposes, including to repurchase shares of KCS’s common stock.

RRIF Loan Agreements

The following loans were made under the Railroad Rehabilitation and Improvement Financing (“RRIF”) Program administered by the Federal Railroad Administration (“FRA”):

KCSR RRIF Loan Agreement. On February 21, 2012, KCSR entered into an agreement with the FRA to borrow $54.6 million to be used to reimburse KCSR for a portion of the purchase price of thirty new locomotives (the “Locomotives”) acquired by KCSR in the fourth quarter of 2011. The loan bears interest at 2.96% annually and the principal balance amortizes quarterly with a final maturity of February 24, 2037. The obligations under the financing agreement are secured by a first priority security interest in the Locomotives and certain related rights. In addition, the Company has agreed to guarantee repayment of the amounts due under the financing agreement and certain related agreements. The occurrence of an event of default could result in the acceleration of the repayment of any outstanding principal balance of the loan.

Tex-Mex RRIF Loan Agreement. On June 28, 2005, Tex-Mex entered into an agreement with the FRA to borrow $50.0 million to be used for infrastructure improvements in order to accommodate growing freight rail traffic related to the NAFTA corridor. The loan bears interest at 4.29% annually and the principal balance amortizes quarterly with a final maturity of July 13, 2030. The loan is guaranteed by Mexrail, which has issued a pledge agreement in favor of the lender equal to the gross revenues earned by Mexrail on per-car fees on traffic crossing the International Rail Bridge in Laredo, Texas. In addition, the Company has agreed to guarantee the scheduled principal payment installments due to the FRA from Tex-Mex under the loan agreement on a rolling five-year basis.

Locomotive Financing Agreements

During 2011, KCSM entered into financing agreements totaling $91.0 million to purchase locomotives. The agreements matured and final payment was made during December 2020. Prior to repayment, the financing agreements were payable on a quarterly basis and contained annual interest rates of 9.311%.

Debt Covenants Compliance

The Company was in compliance with all of its debt covenants as of December 31, 2020.

Other Debt Provisions

Certain loan agreements and debt instruments entered into or guaranteed by the Company and its subsidiaries provide for default in the event of a specified change in control of the Company or particular subsidiaries of the Company.

Debt Maturities

Minimum annual payments for debt maturities are as follows (in millions):

Years	Long-Term Debt	Net Present Value Finance Leases	Total
2021	$4.1	$2.3	$6.4
2022	4.3	2.5	6.8
2023	649.2	2.4	651.6
2024	4.7	0.3	5.0
2025	5.1	—	5.1
Thereafter	3,143.5	—	3,143.5

Total	$3,810.9	$7.5	$3,818.4

Note 14. Income Taxes

Current income tax expense represents the amounts expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized.

Mexican Fuel Excise Tax Credit. Fuel purchases in Mexico are subject to an excise tax that is included in the price of fuel. Through April 29, 2019, the Company was eligible for a credit for the excise tax included in the price of fuel that is purchased and consumed in locomotives and certain work equipment in Mexico. For year 2018, the Mexican fuel excise tax credit (“IEPS credit”) was utilized and realized through the offset of the total annual Mexico income tax liability and income tax withholding payment obligations of KCSM, with no carryforward to future periods and recognized as a benefit in operating expenses on the consolidated statements of income.

In December 2018, the Mexican government enacted changes in the tax law effective January 1, 2019 (“Mexico 2019 Tax Reform”), which, among other things, for 2019 eliminated the option to monetize the IEPS credit by offsetting income tax withholding payment obligations. As a result, the Company was allowed to offset the 2019 IEPS credit only against its Mexico corporate income tax liability on the 2019 annual income tax return. The elimination of the option to apply the IEPS credit to income tax withholding payment obligations required the Company to recognize the IEPS credit as a reduction of income tax expense rather than a reduction of operating expenses for 2019.

On April 29, 2019, the Servicio de Administración Tributaria (the “SAT”), the Mexican equivalent of the IRS, published the Miscellaneous Fiscal Resolution for 2019 (“2019 Resolution”), which eliminated the Company’s eligibility for the IEPS credit effective beginning April 30, 2019. During the period of eligibility in 2019, the Company generated IEPS credits resulting in a $12.8 million net tax benefit, which was recognized as a reduction to income tax expense within the consolidated statements of income for the year ended December 31, 2019.

Tax Cuts and Jobs Act. On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Tax Reform Act”). The legislation significantly changed U.S. tax law by, among other things, lowering corporate income tax rates, implementing a modified territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Reform Act permanently reduced the U.S. corporate income tax rate from a maximum of 35% to a 21% rate, effective January 1, 2018.

Included in the Tax Reform Act were the global intangible low-taxed income (“GILTI”) provisions. The Company elected to account for GILTI tax in the period in which it is incurred. The GILTI provisions require the Company to include in its U.S. income tax return foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets. The Treasury Department issued final regulations in July 2020 that provide for a high-tax exception to the GILTI tax that were retroactive to tax years beginning after December 31, 2017. The Company recognized a $14.5 million tax benefit in 2020 for the reversal of 2018 and 2019 GILTI tax expense recognized in prior years’ consolidated financial statements.

Tax Expense. Income tax expense consists of the following components (in millions):

	2020	2019	2018
Current:
Federal	$(1.9)	$22.3	$(10.5)
State and local	1.6	1.8	0.7
Foreign	155.0	170.4	175.6

Total current	154.7	194.5	165.8

Deferred:
Federal	49.4	27.5	77.6
State and local	13.8	14.8	9.1
Foreign	(13.8)	10.8	5.0

Total deferred	49.4	53.1	91.7

Total income tax expense	$204.1	$247.6	$257.5

Income before income taxes consists of the following (in millions):

	2020	2019	2018
Income before income taxes:
U.S.	$329.0	$250.3	$366.2
Foreign	494.2	538.1	520.7

Total income before income taxes	$823.2	$788.4	$886.9

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow (in millions):

	2020	2019
Assets:
Reserves not currently deductible for tax	$44.6	$36.8
Tax credit and loss carryovers	25.4	21.5
Compensation and benefits	24.7	23.1
Lease liability	19.7	35.1
Other	12.6	22.4

Gross deferred tax assets before valuation allowance	127.0	138.9
Valuation allowance	(3.5)	(4.4)

Net deferred tax assets	123.5	134.5

Liabilities:
Property	(1,233.8)	(1,181.3)
Investments	(54.9)	(52.4)
Other	(20.2)	(28.8)

Gross deferred tax liabilities	(1,308.9)	(1,262.5)

Net deferred tax liability	$(1,185.4)	$(1,128.0)

Tax Rates. Differences between the Company’s effective income tax rate and the U.S. federal statutory income tax rate of 21% follow (in millions):

	2020		2019		2018
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Income tax expense using the statutory rate in effect	$172.9	21.0%	$165.6	21.0%	$186.2	21.0%
Tax effect of:
Difference between U.S. and foreign tax rate	44.1	5.4%	47.6	6.0%	46.1	5.2%
GILTI tax, net	(14.5)	(1.8%)	2.7	0.3%	11.8	1.3%
Tax credits	(13.8)	(1.7%)	(16.8)	(2.1%)	(14.2)	(1.6%)
State and local income tax provision, net	12.5	1.5%	11.5	1.5%	7.5	0.8%
Withholding tax	9.9	1.2%	9.5	1.2%	11.2	1.3%
Foreign exchange (i)	(3.4)	(0.4%)	35.9	4.6%	21.8	2.5%
Mexican fuel excise tax credit, net (ii)	—	—	(12.8)	(1.6%)	—	—
Change in U.S. tax rate	—	—	—	—	(2.2)	(0.3%)
Deemed mandatory repatriation	—	—	—	—	(18.7)	(2.1%)
Other, net	(3.6)	(0.4%)	4.4	0.5%	8.0	0.9%

Income tax expense	$204.1	24.8%	$247.6	31.4%	$257.5	29.0%

(i)

Mexican income taxes are paid in Mexican pesos, and as a result, the effective income tax rate reflects fluctuations in the value of the Mexican peso against the U.S. dollar. The foreign exchange impact on income taxes includes the gain or loss from the revaluation of the Company’s net U.S. dollar-denominated monetary liabilities into Mexican pesos which is included in Mexican taxable income under Mexican tax law. As a result, a strengthening of the Mexican peso against the U.S. dollar for the reporting period will generally increase the Mexican cash tax obligation and the effective income tax rate, and a weakening of the Mexican peso against the U.S. dollar for the reporting period will generally decrease the Mexican cash tax obligation and the effective tax rate. To hedge its exposure to this cash tax risk, the Company enters into foreign currency derivative contracts, which are measured at fair value each period and any change in fair value is recognized in foreign exchange gain (loss) within the consolidated statements of income. Refer to Note 11, Derivative Instruments in the consolidated financial statements for further information.

(ii)	Not eligible for Mexican fuel excise tax credit subsequent to April 30, 2019. See previous discussion within footnote.

Difference Attributable to Foreign Investments. The Company asserts that all foreign earnings will be indefinitely reinvested to the extent of local needs and earnings that would be distributed in a taxable manner. The Company therefore intends to limit distributions to earnings previously taxed in the U.S., or earnings that would qualify for the 100 percent dividends received deduction provided for in the Tax Reform Act, and earnings that would not result in any significant foreign taxes. Therefore, the Company has not recognized a deferred tax liability on its investment in foreign subsidiaries.

Tax Carryovers. The Company has U.S. state net operating losses which are carried forward from 10 to 20 years and are analyzed each year to determine the likelihood of realization. The state loss carryovers arise from both combined and separate tax filings from as early as 1999 and may expire as early as December 31, 2021 and as late as December 31, 2040. The state loss carryover at December 31, 2020 was $367.7 million resulting in a state deferred tax asset of $22.0 million.

The Mexico federal loss carryovers at December 31, 2020, were $9.3 million and, if not used, will begin to expire in 2026. A deferred tax asset was recognized in prior periods for the expected future tax benefit of these losses which will be carried forward to reduce only Mexican income tax payable in future years.

The valuation allowance for deferred tax assets as of December 31, 2020 and 2019, was $3.5 million and $4.4 million, respectively, primarily attributable to state net operating loss carryovers. The Company believes it is more likely than not that reversals of existing temporary differences that will produce future taxable income and the results of future operations will generate sufficient taxable income to realize the deferred tax assets, net of valuation allowances, related to loss carryovers.

Uncertain Tax Positions. The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires the Company to recognize in the consolidated financial statements the benefit of a tax position only if the impact is more likely than not of being sustained on audit based on the technical merits of the position. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2020	2019
Balance at January 1,	$2.2	$2.2
Additions for tax positions of prior years	—	—

Balance at December 31,	$2.2	$2.2

The unrecognized tax benefit would affect the effective income tax rate if recognized, and is reasonably possible to be resolved over the next twelve months as part of an Internal Revenue Service (“IRS”) examination.

Interest and penalties related to uncertain tax positions are included in income before taxes on the consolidated statements of income. Accrued interest and penalties on unrecognized tax benefits and interest and penalty expense was immaterial to the consolidated financial statements for all periods presented.

Tax Contingencies. Tax returns filed in the U.S. for periods after 2015 and in Mexico for periods after 2012 remain open to examination by the taxing authorities. During the second quarter of 2020, the IRS initiated an examination of the 2017 deemed mandatory repatriation tax included in the 2017 U.S. federal tax return. In 2018, the IRS initiated an examination of the 2016 U.S. federal tax return. During the fourth quarter of 2020, the SAT initiated an audit of the KCSM 2015 Mexico tax return. In 2019, the SAT initiated an audit of the KCSM 2013 and 2014 Mexico tax returns. The Company does not expect that these examinations will have a material impact on the consolidated financial statements. During the first quarter of 2017, the Company received audit assessments from the SAT for the KCSM 2009 and 2010 Mexico tax returns. In 2017, the Company commenced administrative actions with the SAT. During the first quarter of 2018, the audit assessments were nullified by the SAT. In the third quarter of 2018, the SAT issued new assessments and the Company filed administrative appeals with the SAT. The Company believes that it has strong legal arguments in its favor and it is more likely than not that it will prevail in any challenge of the assessments.

KCSM has not historically assessed value added tax (“VAT”) on international import transportation services provided to its customers based on a written ruling that KCSM obtained from the SAT in 2008 stating that such services were not subject to VAT (the “2008 Ruling”). Notwithstanding the 2008 Ruling, in December 2013, the SAT unofficially informed KCSM of an intended implementation of new criteria effective as of January 1, 2014, pursuant to which VAT would be assessed on all international import transportation services on the portion of the services provided within Mexico. Additionally, in November 2013, the SAT filed an action to nullify the 2008 Ruling, potentially exposing the application of the new criteria to open tax years. In February 2014, KCSM filed an action opposing the SAT’s nullification action. In December 2016, KCSM was notified of a resolution issued by the Mexican tax court confirming the 2008 Ruling. The SAT appealed this resolution. In October 2017, the circuit court resolved to not render a decision on the case but rather to send the SAT’s appeal to the Supreme Court. In February 2018, the Supreme Court decided not to hear the case and remanded the SAT’s appeal back to the circuit court for a decision. In July 2018, the circuit court ordered the tax court to consider certain arguments made by the SAT in the original court proceeding that were not addressed in the tax court’s December 2016 resolution. In October 2018, the tax court issued a decision confirming the 2008 Ruling. The SAT appealed this decision. In September 2020, the Appeals Court dismissed the appeal filed by the SAT and confirmed the ruling issued by the tax court. The decision of the Appeals Court is final.

Refundable Mexican Value Added Tax. KCSM is not required to charge its customers VAT on international import or export transportation services, resulting in KCSM paying more VAT on its expenses than it collects from customers. These excess VAT payments are refundable under Mexican law. Prior to 2019, Mexican companies could offset its monthly refundable VAT balance with other tax obligations. In January 2019, Mexico tax reform eliminated the ability to offset other tax obligations with refundable VAT. From January 2019, KCSM has generated a refundable VAT balance of $103.1 million as of December 31, 2020, and filed refund claims with the SAT that are still under review. KCSM has a legal opinion supporting its right under Mexican law to recover the refundable VAT balance from the Mexican government and believes the VAT to be fully collectible. As of December 31, 2019, the KCSM refundable VAT balance was $60.2 million and was classified as a short-term asset. In the third quarter of 2020, the refundable VAT balance was reclassified from a short-term to long-term asset as result of the prolonged refund claim process.

Note 15. Stockholders’ Equity

Information regarding the Company’s capital stock at December 31 follows:

	Shares Authorized		Shares Issued
	2020	2019	2020	2019
$25 par, 4% noncumulative, preferred stock	840,000	840,000	649,736	649,736
$1 par, preferred stock	2,000,000	2,000,000	—	—
$0.01 par, common stock	400,000,000	400,000,000	123,352,185	123,352,185

Shares outstanding at December 31:

	2020	2019
$25 par, 4% noncumulative, preferred stock	215,199	222,625
$0.01 par, common stock	91,047,107	96,115,669

Share Repurchases. In November 2020, the Company announced a new common share repurchase program authorizing the Company to purchase up to $3.0 billion of its outstanding shares of common stock through December 31, 2023 (the “2020 Program”). Share repurchases may be made in the open market, through privately negotiated transactions, or through Accelerated Share Repurchase (“ASR”) transactions. The 2020 Program replaced KCS’s $2.0 billion common share repurchase program announced on November 12, 2019 (the “2019 Program”), and eliminated the $588.3 million of remaining authorization under the 2019 Program.

Under an ASR agreement, the Company pays a specified amount to a financial institution and receives an initial delivery of shares. The final number and total cost of shares repurchased is then based on the volume-weighted average price of the Company’s common stock during the term of the agreements. The transactions are accounted for as equity transactions with any excess of repurchase price over par value allocated between additional paid-in capital and retained earnings. At the time the shares are received, there is an immediate reduction in the weighted-average number of shares outstanding for purposes of the basic and diluted earnings per share computation.

During 2019 and 2020, the Company entered into ASR agreements under the 2019 Program. The terms of the agreements, structured as outlined above, were as follows:

Third Party Institution	Agreement Date	Settlement Date	Total Amount of Agreement (in millions)	Initial Shares Delivered	Fair Market Value of Initial Shares (in millions)	Additional Shares Delivered	Fair Market Value of Additional Shares (in millions)	Total Shares Delivered	Weighted-Average Price Per Share
ASR Agreement #1	November 2019	March 2020	$275.0	1,511,380	$233.75	224,244	$41.25	1,735,624	$158.44
ASR Agreement #2	November 2019	March 2020	$275.0	1,511,380	$233.75	221,692	$41.25	1,733,072	$158.68

Total			$550.0	3,022,760	$467.5	445,936	$82.5	3,468,696	$154.66

ASR Agreement #3	October 2020	January 2021	$250.0	1,187,084	$212.50	116,314	$37.50	1,303,398	$191.81
ASR Agreement #4	October 2020	January 2021	$250.0	1,187,084	$212.50	117,088	$37.50	1,304,172	$191.69

Total			$500.0	2,374,168	$425.0	233,402	$75.0	2,607,570	$191.75

As of December 31, 2020, the remaining $75.0 million was recognized as a forward contract indexed to the Company’s own common stock and included in capital surplus within additional paid-in capital in the accompanying consolidated balance sheets.

During 2020, KCS repurchased 143,343 shares of common stock for $27.0 million under the 2020 Program, and 5,207,633 shares of common stock for $869.2 million under the 2019 Program. In total under the 2019 Program, including shares received in January 2021 to settle the October 2020 ASR agreements, the Company has repurchased 8,463,795 shares of common stock for $1,411.7 million at an average price of $166.80 per share.

During 2020, the Company repurchased 7,426 shares of its $25 par preferred stock for $0.2 million at an average price of $29.58 per share.

Treasury Stock. Shares of common stock in treasury and related activity follow:

	2020	2019	2018
Balance at beginning of year	27,236,516	22,455,507	20,315,380
Shares repurchased	5,350,976	5,076,530	2,272,213
Shares issued to fund stock option exercises	(133,951)	(109,560)	(24,024)
Employee stock purchase plan shares issued	(51,658)	(72,707)	(62,866)
Nonvested shares issued	(111,003)	(124,031)	(51,191)
Nonvested shares forfeited	14,198	10,777	5,995

Balance at end of year	32,305,078	27,236,516	22,455,507

Cash Dividends on Common Stock. The following table presents the amount of cash dividends declared per common share by the Company’s Board of Directors:

	2020	2019	2018
Cash dividends declared per common share	$1.64	$1.48	$1.44

Note 16. Share-Based Compensation

On May 4, 2017, the Company’ stockholders approved the Kansas City Southern 2017 Equity Incentive Plan (the “2017 Plan”). Upon approval, the Company ceased issuing awards under the Kansas City Southern 2008 Stock Option and Performance Award Plan (the “2008 Plan”). The Board of Directors and its Compensation and Organization Committee had previously adopted the 2017 Plan, subject to stockholder approval, on January 26, 2017, and February 17, 2017, respectively. The 2017 Plan provides for the granting of up to 3,750,000 shares of the Company’s common stock to eligible persons as defined in the 2017 Plan. Outstanding equity awards granted under the 2008 Plan and the 2017 Plan (the “Plans”) are to be governed by the terms and conditions of each individual plan and the related award agreements.

Stock Options. The exercise price for options granted under the Plans equals the closing market price of the Company’s stock on the date of grant. Options generally have a 3-year vesting period and are exercisable over the 10-year contractual term, except that options outstanding become immediately exercisable upon certain defined circumstances constituting a change in control of the Company. The grant date fair value is recorded to expense on a straight-line basis over the vesting period.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions used were as follows:

	2020	2019	2018
Expected dividend yield	1.04%	1.33%	1.36%
Expected volatility	26.07%	26.38%	27.09%
Risk-free interest rate	1.27%	2.64%	2.80%
Expected term (years)	5.7	5.7	6.0
Weighted-average grant date fair value of stock options granted	$37.79	$27.70	$28.52

The expected dividend yield is calculated as the ratio of dividends paid per share of common stock to the stock price on the date of grant. The expected volatility is based on the historical volatility of the Company’s stock price over a term equal to the estimated life of the options. The risk-free interest rate is determined based on U.S. Treasury rates for instruments with terms approximating the expected term of the options granted, which represents the period of time the awards are expected to be outstanding and is based on the historical experience of similar awards.

A summary of stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			In years	In millions
Options outstanding at December 31, 2019	596,514	$92.73
Granted	115,205	154.38
Exercised	(133,951)	73.58
Forfeited or expired	(5,820)	109.84

Options outstanding at December 31, 2020	571,948	$109.46	6.6	$54.1

Exercisable at December 31, 2020	389,987	$97.81	5.6	$41.5

The aggregate intrinsic value in the table above, which is the amount by which the market value of the underlying stock exceeded the exercise price of outstanding options, represents the amount optionees would have realized if all in-the-money options had been exercised on the last business day of the period indicated.

Compensation cost of $4.0 million, $3.6 million, and $2.5 million was recognized for stock option awards for the years ended December 31, 2020, 2019, and 2018, respectively. The total income tax benefit recognized in the consolidated statements of income was $1.0 million, $0.9 million, and $0.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Additional information regarding stock option exercises appears in the table below (in millions):

	2020	2019	2018
Aggregate grant-date fair value of stock options vested	$3.7	$3.0	$1.9
Intrinsic value of stock options exercised	13.9	7.2	1.0
Cash received from option exercises	9.9	7.0	1.8
Tax benefit from options exercised during the annual period	3.5	1.8	0.2

As of December 31, 2020, $1.9 million of unrecognized compensation cost relating to nonvested stock options is expected to be recognized over a weighted-average period of eleven months. At December 31, 2020, there were 2,959,191 shares available for future grants under the 2017 Plan.

Nonvested Stock. The Plans provide for the granting of nonvested stock awards to officers and other designated employees. The grant date fair value is based on the closing market price on the date of the grant. These awards are subject to forfeiture if employment terminates during the vesting period, which is generally 3 years or 5 years of vesting for employees. Awards granted to the Company’s directors vest immediately on date of grant. The grant date fair value of nonvested shares is recorded to compensation expense on a straight-line basis over the vesting period.

A summary of nonvested stock activity is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
			In millions
Nonvested stock at December 31, 2019	220,195	$101.40
Granted	85,199	147.82
Vested	(97,165)	104.86
Forfeited	(14,198)	110.94

Nonvested stock at December 31, 2020	194,031	$119.35	$39.6

The fair value (at vest date) of shares vested during the years ended December 31, 2020, 2019, and 2018 was $15.3 million, $15.2 million, and $10.4 million, respectively.

The weighted-average grant date fair value of nonvested stock granted during 2020, 2019, and 2018 was $147.82, $114.69 and $106.52, respectively. Compensation cost for nonvested stock was $10.5 million, $10.7 million, and $10.8 million for the years ended December 31, 2020, 2019, and 2018, respectively. The total income tax benefit recognized in the consolidated statements of income was $2.6 million for each of the three years ended December 31, 2020, 2019, and 2018.

As of December 31, 2020, $11.9 million of unrecognized compensation costs related to nonvested stock is expected to be recognized over a weighted-average period of 1.2 years.

Performance Based Awards. The Company granted performance based nonvested stock awards during 2020 (the “2020 Awards”), 2019 (the “2019 Awards”) and 2018 (the “2018 Awards”). The awards granted provide a target number of shares that generally vest at the end of a 3-year requisite service period following the grant date. In addition to the service condition, the number of nonvested shares to be received depends on the attainment of defined Company-wide performance goals based on operating ratio (“OR”) and return on invested capital (“ROIC”) over a 3-year performance period. The awards are also subject to a revenue growth multiplier based on a 3-year performance period calculated as defined in the related award agreement that can range from 80% to 125% of the award earned based on the OR and ROIC achieved. The number of nonvested shares ultimately earned will range between zero to 200% of the target award.

A summary of performance based nonvested stock activity at target is as follows:

	Target Number of Shares *	Weighted-Average Grant Date Fair Value
Nonvested stock, at December 31, 2019	148,185	$100.76
Granted	49,068	157.75
Vested	(51,299)	87.10
Forfeited	(5,394)	117.94

Nonvested stock, at December 31, 2020	140,560	$124.98

*

For the 2020 Awards and the 2019 Awards, participants in the aggregate can earn up to a maximum of 88,122 and 92,582 shares, respectively. For the 2018 Awards, the performance shares earned were 71,074.

The weighted-average grant date fair value of performance based nonvested stock granted during 2020, 2019 and 2018 was $157.75, $110.13 and $105.83, respectively. The Company expenses the grant date fair value of the awards which are probable of being earned over the performance periods. Compensation cost on performance based awards was $8.6 million, $8.2 million and $5.8 million for the years ended December 31, 2020, 2019 and 2018, respectively. Total income tax benefit recognized in the consolidated statements of income for performance based awards was $2.1 million, $2.0 million and $1.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020, $5.3 million of unrecognized compensation cost related to performance based awards is expected to be recognized over a weighted-average period of eleven months. The fair value (at vest date) of shares vested for the years ended December 31, 2020, 2019 and 2018 was $7.8 million, $5.7 million, and $3.5 million, respectively.

Employee Stock Purchase Plan. The employee stock purchase plan (“ESPP”) provides substantially all U.S. full-time employees of the Company, certain subsidiaries and certain other affiliated entities, with the right to subscribe to an aggregate of 4.0 million shares of common stock of the Company. Under the ESPP, eligible employees may contribute, through payroll deductions, up to 10% of their regular base compensation during six-month purchase periods at a purchase price equal to 85% of the closing market price on either the exercise date or the offering date, whichever is lower.

At the end of each purchase period, the accumulated deductions are applied toward the purchase of the Company’s common stock. Both the discount in grant price and the share option purchase price are valued to derive the award’s fair value. The awards vest and the expense is recognized ratably over the offering period.

The following table summarizes activity related to the various ESPP offerings:

	Exercise Date			Received from Employees(i) In millions
	Date Issued	Purchase Price	Shares Issued

July 2020 offering	January 5, 2021	$122.91	23,292	$2.9
January 2020 offering	July 2, 2020	126.90	23,709	3.0
July 2019 offering	January 3, 2020	104.83	27,949	2.9
January 2019 offering	July 2, 2019	81.83	36,735	3.0
July 2018 offering	January 3, 2019	81.13	35,972	2.9
January 2018 offering	July 2, 2018	90.07	32,271	2.9

(i)	Represents amounts received from employees through payroll deductions for share purchases under applicable offering.

The fair value of the ESPP stock purchase rights is estimated on the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions used for each of the respective periods were as follows:

	Years Ended December 31,
	2020	2019	2018
Expected dividend yield	1.07%	1.36%	1.22%
Expected volatility	30.55%	17.43%	13.29%
Risk-free interest rate	1.01%	2.31%	1.73%
Expected term (years)	0.5	0.5	0.5
Weighted-average grant date fair value	$35.14	$21.56	$18.66

Compensation expense of $1.7 million, $1.4 million, and $1.3 million was recognized for ESPP option awards for the years ended December 31, 2020, 2019, and 2018, respectively. At December 31, 2020, there were 3.4 million remaining shares available for future ESPP offerings under the plan.

Note 17. Commitments and Contingencies

Concession Duty. Under KCSM’s 50-year Concession, which could expire in 2047 unless extended, KCSM pays annual concession duty expense of 1.25% of gross revenues. For the year ended December 31, 2020, the concession duty expense, which is recorded within materials and other in operating expenses, was $17.4 million, compared to $18.9 million and $17.8 million for the same periods in 2019 and 2018, respectively.

Litigation. Occasionally, the Company is a party to various legal proceedings, regulatory examinations, investigations, administrative actions, and other legal matters, arising for the most part in the ordinary course of business, incidental to its operations. Included in these proceedings are various tort claims brought by current and former employees for job-related injuries and by third parties for injuries related to railroad operations. KCS aggressively defends these matters and has established liability provisions that management believes are adequate to cover expected costs. The outcome of litigation and other legal matters is always uncertain. KCS believes it has valid defenses to the legal matters currently pending against it, is defending itself vigorously, and has recorded accruals determined in accordance with U.S. GAAP, where appropriate. In making a determination regarding accruals, using available information, KCS evaluates the likelihood of an unfavorable outcome in legal or regulatory proceedings to which it is a party to and records a loss contingency when it is probable a liability has been incurred and the amount of the loss can be reasonably estimated. These subjective determinations are based on the status of such legal or regulatory proceedings, the merits of KCS’s defenses and consultation with legal counsel. Actual outcomes of these legal and regulatory proceedings may materially differ from the current estimates. It is possible that resolution of one or more of the legal matters currently pending or threatened could result in losses material to KCS’s consolidated results of operations, liquidity or financial condition.

Environmental Liabilities. The Company’s U.S. operations are subject to extensive federal, state and local environmental laws and regulations. The major U.S. environmental laws to which the Company is subject include, among others, the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA,” also known as the Superfund law), the Toxic Substances Control Act, the Clean Water Act, and the Hazardous Materials Transportation Act. CERCLA can impose joint and several liabilities for cleanup and investigation costs, without regard to fault or legality of the original conduct, on current and predecessor owners and operators of a site, as well as those who generate, or arrange for the disposal of, hazardous substances. The Company does not believe that compliance with the requirements imposed by the environmental legislation will impair its competitive capability or result in any material additional capital expenditures, operating or maintenance costs. The Company is, however, subject to environmental remediation costs as described in the following paragraphs.

The Company’s Mexico operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment through the establishment of standards for water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste. The Mexican government may bring administrative and criminal proceedings, impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities.

The risk of incurring environmental liability is inherent in the railroad industry. As part of serving the petroleum and chemicals industry, the Company transports hazardous materials and has a professional team available to respond to and handle environmental issues that might occur in the transport of such materials.

The Company performs ongoing reviews and evaluations of the various environmental programs and issues within the Company’s operations, and, as necessary, takes actions intended to limit the Company’s exposure to potential liability. Although these costs cannot be predicted with certainty, management believes that the ultimate outcome of identified matters will not have a material adverse effect on the Company’s consolidated financial statements.

Personal Injury. The Company’s personal injury liability is based on semi-annual actuarial studies performed on an undiscounted basis by an independent third party actuarial firm and reviewed by management. This liability is based on personal injury claims filed and an estimate of claims incurred but not yet reported. Actual results may vary from estimates due to the number, type and severity of the injury, costs of medical treatments and uncertainties in litigation. Adjustments to the liability are reflected within operating expenses in the period in which changes to estimates are known. Personal injury claims in excess of self-insurance levels are insured up to certain coverage amounts, depending on the type of claim and year of occurrence. The personal injury liability as of December 31, 2020, is based on an updated actuarial study of personal injury claims through October 31, 2020, and review of the last two months’ experience. For the years ended December 31, 2020 and 2019, the Company recognized increases of $9.4 million and $0.2 million, respectively, in personal injury liability, due to changes in estimates as a result of the Company’s claims development and settlement experience.

The personal injury liability activity was as follows (in millions):

	2020	2019
Balance at beginning of year	$20.9	$19.6
Accruals	6.3	6.3
Changes in estimate	9.4	0.2
Payments	(5.3)	(5.2)

Balance at end of year	$31.3	$20.9

Tax Contingencies. Information regarding tax contingencies is included in Note 14, Income Taxes — Tax Contingencies.

Contractual Agreements. In the normal course of business, the Company enters into various contractual agreements related to commercial arrangements and the use of other railroads’ or governmental entities’ infrastructure needed for the operations of the business. The Company is involved or may become involved in certain disputes involving transportation rates, product loss or damage, charges, and interpretations related to these agreements. While the outcome of these matters cannot be predicted with certainty, the Company believes that, when resolved, these disputes will not have a material effect on its consolidated financial statements.

Credit Risk. The Company continually monitors risks related to economic changes and certain customer receivables concentrations. Significant changes in customer concentration or payment terms, deterioration of customer creditworthiness, bankruptcy, insolvency or liquidation of a customer, or weakening in economic trends could have a significant impact on the collectability of the Company’s receivables and its operating results. If the financial condition of the Company’s customers were to deteriorate and result in an impairment of their ability to make payments, additional allowances may be required. The Company has recorded provisions for uncollectability based on its best estimate as of December 31, 2020.

Panama Canal Railway Company (”PCRC”) Guarantees and Indemnities. At December 31, 2020, the Company had issued and outstanding $5.6 million under a standby letter of credit to fulfill its obligation to fund fifty percent of the debt service reserve and liquidity reserve established by PCRC in connection with the issuance of the 7.0% Senior Secured Notes due November 1, 2026 (the “PCRC Notes”). Additionally, KCS has pledged its shares of PCRC as security for the PCRC Notes.

Note 18. Quarterly Financial Data (Unaudited)

	Fourth	Third	Second	First

	(In millions, except per share amounts)
2020
Revenues	$693.4	$659.6	$547.9	$731.7
Operating income (i)(ii)	262.3	271.5	180.4	288.8
Net income (iii)	166.3	190.2	110.3	152.3
Net income attributable to Kansas City Southern and subsidiaries	165.7	189.8	109.7	151.8
Per share data:
Basic earnings per common share	$1.81	$2.02	$1.16	$1.59
Diluted earnings per common share	1.80	2.01	1.16	1.58
2019
Revenues	$729.5	$747.7	$714.0	$674.8
Operating income (iv)	236.0	282.0	208.0	160.3
Net income (v)	127.9	180.6	129.1	103.2
Net income attributable to Kansas City Southern and subsidiaries	127.2	180.2	128.7	102.8
Per share data:
Basic earnings per common share	$1.31	$1.81	$1.29	$1.02
Diluted earnings per common share	1.30	1.81	1.28	1.02

(i)

During the first, second and third quarters of 2020, the Company recognized pre-tax restructuring charges of $6.0 million, $10.5 million and $0.5 million, respectively, within operating expenses related to the Company’s VSP program and the purchase of impaired, leased locomotives.

(ii)	During the fourth quarter of 2020, the Company recognized $13.6 million of pre-tax expense within operating expenses related to the write-off of software development costs.
(iii)

During the first, second and third quarters of 2020, the Company recognized tax expense of $2.2 million and $2.0 million, and a benefit of $4.2 million, respectively, for GILTI tax expense recognized in the first and second quarters of 2020, and subsequently reversed in the third quarter of 2020 when GILTI regulations were finalized. Additionally, during the third quarter of 2020, the Company recognized a $14.5 million tax benefit for the reversal of 2018 and 2019 GILTI tax expense recognized in prior years’ consolidated financial statements.

(iv)

During the first, second, third and fourth quarters of 2019, the Company recognized pre-tax restructuring charges of $67.5 million, $51.0 million, $12.0 million and $38.3 million, respectively, within operating expenses related to the implementation of PSR initiatives.

(v)

During the first, second, third, and fourth quarters of 2019, the Company recognized, net, a tax benefit of $6.8 million, expense of $1.9 million, and benefits of $3.7 million, and $4.2 million, respectively, related to the Mexican fuel excise tax credit generated through April 29, 2019. Prior to 2019, the Company recognized a pre-tax benefit within operating expenses related to a credit that was available for the excise tax included in the price of fuel that was purchased and consumed in locomotives and certain work equipment in Mexico. Effective January 1, 2019, the Company began recognizing the benefit as a reduction of income tax expense due to changes in Mexican tax law; and beginning April 30, 2019, railroads in Mexico are no longer eligible for the tax credit due to changes in Mexican tax regulations.

Note 19. Geographic Information

The Company strategically manages its rail operations as one reportable business segment over a single coordinated rail network that extends from the midwest and southeast portions of the United States south into Mexico and connects with other Class I railroads. Financial information reported at this level, such as revenues, operating income and cash flows from operations, is used by corporate management, including the Company’s chief operating decision-maker, in evaluating overall financial and operational performance, market strategies, as well as the decisions to allocate capital resources. The Company’s chief operating decision-maker is the chief executive officer.

The following tables provide information by geographic area (in millions):

	Years ended December 31,
	2020	2019	2018
Revenues
U.S.	$1,388.5	$1,493.5	$1,424.8
Mexico	1,244.1	1,372.5	1,289.2

Total revenues	$2,632.6	$2,866.0	$2,714.0

	December 31,
	2020	2019
Property and equipment (including Concession assets), net
U.S.	$5,594.6	$5,435.9
Mexico	3,403.2	3,370.4

Total property and equipment (including Concession assets), net	$8,997.8	$8,806.3

Note 20. Subsequent Events

Foreign Currency Hedging

During January 2021, the Company entered into several foreign currency forward contracts with an aggregate notional amount of $100.0 million and maturity dates in January and February 2021. These contracts obligate the Company to purchase a total of Ps.1,993.5 million at a weighted-average exchange rate of Ps.19.9 to each U.S. dollar. During January 2021, the Company entered into offsetting contracts with an aggregate notional amount of $58.9 million, which matured during January 2021 and obligated the Company to sell a total of Ps.1,195.3 million at a weighted-average exchange rate of Ps.20.3 to each U.S. dollar, resulting in cash paid of $1.1 million. As of the date of this filing, there were $40.0 million aggregate notional amount of contracts outstanding, which obligate the Company to purchase a total of Ps.798.2 million at a weighted average exchange rate of Ps.20.0 to each U.S. dollar.

The Company has not designated these foreign currency derivative instruments as hedging instruments for accounting purposes. The Company will measure the foreign currency derivative instruments at fair value each period and will recognize any change in fair value in foreign exchange gain (loss) within the consolidated statements of income.